MasterBrand Reports Fourth Quarter and Full Year 2024 Financial Results

•Fourth quarter and full year net sales decreased 1% and 1% year-over-year to $667.7 million and $2.7 billion, respectively
•Fourth quarter and full year net income decreased 61% and 31% year-over-year to $14.0 million and $125.9 million, respectively
•Fourth quarter and full year net income margin decreased 320 basis points and 200 basis points year-over-year to 2.1% and 4.7%, respectively
•Fourth quarter and full year adjusted EBITDA margin1 decreased 150 basis points and 60 basis points year-over-year to 11.2% and 13.5%, respectively
•Fourth quarter and full year diluted earnings per share was $0.11 and $0.96, compared to $0.28 and $1.40 in the prior year, respectively; fourth quarter and full year adjusted diluted earnings per share1 was $0.21 and $1.37, compared to $0.35 and $1.58 in the prior year, respectively
•Operating cash flow for the fifty-two weeks ended December 29, 2024 was $292.0 million with free cash flow1 of $211.1 million
•The Supreme acquisition contributed 9% and 4% to net sales in the fourth quarter and full year, respectively
•Company introduces 2025 financial outlook

BEACHWOOD, Ohio.--(BUSINESS WIRE)--February 18, 2025-- MasterBrand, Inc. (NYSE: MBC, the “Company,” or “MasterBrand”), the largest residential cabinet manufacturer in North America, today announced fourth quarter and full year 2024 financial results.

“End market choppiness increased throughout the holiday season resulting in unanticipated volume declines which delayed the realization of previously implemented price increases and limited our ability to sufficiently flex operations in the quarter,” said Dave Banyard, President and Chief Executive Officer. “Despite market headwinds, we continued to make great strides as an organization, with our Supreme acquisition integration proceeding as planned and further progress across all our strategic initiatives, specifically Tech Enabled. These efforts, coupled with our continuous improvement culture, should help position the Company for future growth when stronger demand returns.”

“As an organization, we are committed to delivering superior financial returns to our shareholders. We believe our business model, strategy and planned investments in the Company will allow us to outperform our end markets in 2025 and beyond,” Banyard continued.

Fourth Quarter 2024
Net sales were $667.7 million, a decrease of 1% compared to the fourth quarter of 2023, driven by volume declines of 6% and lower net average selling price (ASP) of 4%. These declines were largely offset by 9% growth from our Supreme acquisition. Gross profit was $203.3 million, compared to $223.1 million in the prior year. Gross profit margin decreased 250 basis points to 30.4% on lower net ASP and volumes, $4.2 million of discrete items in the prior year quarter that did not repeat, and increased depreciation. This was partially offset by the addition of Supreme, favorable variable compensation, and additional cost savings from our ongoing strategic initiatives and continuous improvement programs.

1 - See "Non-GAAP Financial Measures" and the corresponding financial tables at the end of this press release for definitions and reconciliations of non-GAAP measures.

Net income was $14.0 million, compared to $36.1 million in the fourth quarter of 2023, primarily due to lower gross profit margin as discussed above, discrete acquisition-related costs, higher interest expense, and increased depreciation, partially offset by reduced variable compensation, a gain on asset sale, positive net income contribution from Supreme and lower income taxes. Net income margin was 2.1% compared to 5.3% in the prior year.

Adjusted EBITDA1 was $74.6 million, compared to $85.8 million in the fourth quarter of 2023. Adjusted EBITDA margin1 decreased 150 basis points to 11.2%, driven by a decrease in gross profit margin.

Diluted earnings per share was $0.11 compared to $0.28 in the fourth quarter of 2023. Adjusted diluted earnings per share1 was $0.21 compared to $0.35 in the fourth quarter of 2023.

Full Year 2024
Net sales were $2.7 billion, a decrease of 1% compared to 2023, driven by lower net ASP of 4% and volume declines of 1%. These declines were largely offset by 4% growth from our Supreme acquisition. Gross profit was $877.0 million, compared to $901.4 million in the prior year. Gross profit margin decreased 60 basis points to 32.5% on lower net ASP and volumes due to a softer end market environment. This was partially offset by lower variable compensation, savings from continuous improvement efforts and cost actions.

Net income was $125.9 million, compared to $182.0 million in 2023, primarily due to acquisition-related costs, lower gross profit, restructuring charges, higher interest expense, incremental investments in our strategic initiatives, and higher depreciation and amortization expense, more than offsetting lower variable compensation, net income contribution from Supreme and continuous improvement efforts. Net income margin was 4.7% compared to 6.7% in the prior year.

Adjusted EBITDA1 was $363.6 million, compared to $383.4 million in 2023. Adjusted EBITDA margin1 decreased 60 basis points to 13.5%, compared to 14.1% in the prior year.

Diluted earnings per share was $0.96 compared to $1.40 in 2023. Adjusted diluted earnings per share1 was $1.37 compared to $1.58 in 2023.

1 - See "Non-GAAP Financial Measures" and the corresponding financial tables at the end of this press release for definitions and reconciliations of non-GAAP measures.

Balance Sheet, Cash Flow and Capital Allocation
As of December 29, 2024, the Company had $120.6 million in cash and $405.4 million of availability under its revolving credit facility. Total debt was $1,007.8 million and our ratio of total debt to net income from the most recent trailing twelve months was 8.0x as of December 29, 2024. For the same period, net debt1 was $887.2 million and our ratio of net debt to adjusted EBITDA1 was 2.4x.

Operating cash flow was $292.0 million for the fifty-two weeks ended December 29, 2024, compared to $405.6 million in the fifty-three weeks ended December 31, 2023. This decline was due to a benefit in the prior year from a strategic inventory build release, which more than offset the benefit from working capital improvements in fiscal 2024. Free cash flow1 was $211.1 million for the fifty-two weeks ended December 29, 2024, compared to $348.3 million for the fifty-three weeks ended December 31, 2023.

During the fifty-two weeks ended December 29, 2024, the Company repurchased approximately 371 thousand shares of common stock for approximately $6.5 million. No shares were repurchased in the quarter ended December 29, 2024.

2025 Financial Outlook
For full year 2025, the Company expects the following:

•Net sales year-over-year increase of mid single-digit percentage
◦Organic net sales flat
◦Acquisition-related net sales increase of mid single-digit percentage
•Adjusted EBITDA1,2 in the range of $380 to $410 million, with related adjusted EBITDA margin1,2 of roughly 13.5% to 14.3%
•Adjusted diluted earnings per share1,2 in the range of $1.40 to $1.57

The Company expects organic net sales performance to outperform the underlying market demand of down low single-digits year-over-year, as new products and channel specific offerings, and previously implemented price actions gain traction.

This 2025 Financial Outlook only reflects the impact of those tariffs in effect as of the date of this release. It does not reflect any other potential tariff impacts on Company costs or end market demand. The Company believes the dynamic nature of the tariffs, specifically the uncertainty of implementation, potential timing and duration, limits the usefulness of estimating this information. Should other tariff impacts become more certain, the Company expects to update its outlook accordingly.

“Our full year 2025 guidance reflects our commitment to growth, with year-on-year net sales increases driven by our Supreme acquisition and share gains in our core business,” said Andi Simon, Executive Vice President and Chief Financial Officer. “Given the continued softness in our end markets, we have thoroughly reviewed and prioritized our investment spending, with the goal of preserving both near-term financial performance and progress on our long-term financial targets. We believe this approach, coupled with targeted cost reductions and further continuous improvement savings, will allow us to resume adjusted EBITDA margin expansion for the full year 2025.”

1 - See "Non-GAAP Financial Measures" and the corresponding financial tables at the end of this press release for definitions and reconciliations of non-GAAP measures.
2 - We have not provided a reconciliation of our fiscal 2025 adjusted EBITDA, adjusted EBITDA margin and adjusted diluted EPS guidance because the information needed to reconcile these measures is unavailable due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred and which may be excluded from adjusted EBITDA, adjusted EBITDA margin and adjusted diluted EPS. Additionally, estimating such GAAP measures and providing a meaningful reconciliation for future periods requires a level of precision that is unavailable for these future periods and cannot be accomplished without unreasonable effort. Forward-looking non-GAAP measures are estimated consistent with the relevant definitions and assumptions used for historical non-GAAP measures.

Conference Call Details
The Company will hold a live conference call and webcast at 4:30 p.m. ET today, February 18, 2025, to discuss the financial results and business outlook. Telephone access to the live call will be available at (877) 407-4019 (U.S.) or by dialing (201) 689-8337 (international). The live audio webcast can be accessed on the “Investors” section of the MasterBrand website www.masterbrand.com.

A telephone replay will be available approximately one hour following completion of the call through March 3, 2025. To access the replay, please dial 877-660-6853 (U.S.) or 201-612-7415 (international). The replay passcode is 13751055. An archived webcast of the conference call will also be available on the "Investors" page of the Company's website.

Non-GAAP Financial Measures
To supplement the financial information presented in accordance with generally accepted accounting principles in the United States (“GAAP”) in this earnings release, certain non-GAAP financial measures as defined under SEC rules have been included. It is our intent to provide non-GAAP financial information to enhance understanding of our financial information as prepared in accordance with GAAP. Non-GAAP financial measures should be considered in addition to, not as a substitute for, other financial measures prepared in accordance with GAAP. Our methods of determining these non-GAAP financial measures may differ from the methods used by other companies for these or similar non-GAAP financial measures. Accordingly, these non-GAAP financial measures may not be comparable to measures used by other companies.

We use EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income margin, adjusted diluted earnings per share (“adjusted diluted EPS”), free cash flow, net debt, and net debt to adjusted EBITDA, which are all non-GAAP financial measures. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. We evaluate the performance of our business based on income before income taxes, but also look to EBITDA as a performance evaluation measure because interest expense is related to corporate functions, as opposed to operations. For that reason, we believe EBITDA is a useful metric to investors in evaluating our operating results. Adjusted EBITDA is calculated by removing the impact of non-operational results and special items from EBITDA. Adjusted EBITDA margin is calculated as adjusted EBITDA divided by net sales. Adjusted net income is calculated by removing the impact of non-operational results, including non-cash amortization expense, which is not deemed to be indicative of the results of current or future operations, and special items from net income. Adjusted net income margin is calculated as adjusted net income divided by net sales. Adjusted diluted EPS is a measure of our diluted earnings per share excluding non-operational results and special items. We believe these non-GAAP measures are useful to investors as they are representative of our core operations and are used in the management of our business, including decisions concerning the allocation of resources and assessment of performance.

Free cash flow is defined as cash flow from operations less capital expenditures. We believe that free cash flow is a useful measure to investors because it is a meaningful indicator of cash generated from operating activities available for the execution of our business strategy, and is used in the management of our business, including decisions concerning the allocation of resources and assessment of performance. Net debt is defined as total balance sheet debt less cash and cash equivalents. We believe this measure is useful to investors as it provides a measure to compare debt less cash and cash equivalents across periods on a consistent basis. Net debt to adjusted EBITDA is calculated by dividing net debt by the trailing twelve months adjusted EBITDA. Net debt to adjusted EBITDA is used by management to assess our financial leverage and ability to service our debt obligations.

As required by SEC rules, detailed reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measure are included in the financial statement section of this earnings release. We have not provided a reconciliation of our fiscal 2025 adjusted EBITDA, adjusted EBITDA margin and adjusted diluted EPS guidance because the information needed to reconcile these measures is unavailable due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred, including gains and losses associated with our defined benefit plans and restructuring and other charges, which are excluded from adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income margin, and adjusted diluted EPS. Additionally, estimating such GAAP measures and providing a meaningful reconciliation consistent with the Company’s accounting policies for future periods requires a level of precision that is unavailable for these future periods and cannot be accomplished without unreasonable effort. Forward-looking non-GAAP measures are estimated consistent with the relevant definitions and assumptions used for historical non-GAAP measures.

About MasterBrand:
MasterBrand, Inc. (NYSE: MBC) is the largest manufacturer of residential cabinets in North America and offers a comprehensive portfolio of leading residential cabinetry products for the kitchen, bathroom and other parts of the home. MasterBrand products are available in a wide variety of designs, finishes and styles and span the most attractive categories of the cabinets market: stock, semi-custom and premium cabinetry. These products are delivered through an industry-leading distribution network of over 7,700 dealers, major retailers and builders. MasterBrand employs over 13,000 associates across more than 20 manufacturing facilities and offices. Additional information can be found at www.masterbrand.com.

Forward-Looking Statements:
Certain statements contained in this Press Release, other than purely historical information, including, but not limited to estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are forward-looking statements. Statements preceded by, followed by or that otherwise include the word “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could,” are generally forward-looking in nature and not historical facts. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans and expectations of our management. Although we believe that these statements are based on reasonable assumptions, they are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those indicated in such statements. These factors include those listed under “Risk Factors” in Part I, Item 1A of our Form 10-K for the fiscal year ended December 31, 2023, Part II, Item 1A of our Form 10-Q for the quarterly period ended June 30, 2024, and other filings with the SEC.

The forward-looking statements included in this document are made as of the date of this Press Release and, except pursuant to any obligations to disclose material information under the federal securities laws, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this Press Release.

Some of the important factors that could cause our actual results to differ materially from those projected in any such forward-looking statements include:

•Our ability to develop and expand our business;
•Our ability to develop new products or respond to changing consumer preferences and purchasing practices;
•Our anticipated financial resources and capital spending;
•Our ability to manage costs;
•Our ability to effectively manage manufacturing operations and capacity, or an inability to maintain the quality of our products;
•The impact of our dependence on third parties to source raw materials and our ability to obtain raw materials in a timely manner or fluctuations in raw material costs;
•Our ability to accurately price our products;
•Our projections of future performance, including future revenues, capital expenditures, gross margins, and cash flows;
•The effects of competition and consolidation of competitors in our industry;
•Costs of complying with evolving tax and other regulatory requirements and the effect of actual or alleged violations of tax, environmental or other laws;
•The effect of climate change and unpredictable seasonal and weather factors;
•Conditions in the housing market in the United States and Canada;
•The expected strength of our existing customers and consumers and any loss or reduction in business from one or more of our key customers or increased buying power of large customers;
•Information systems interruptions or intrusions or the unauthorized release of confidential information concerning customers, employees, or other third parties;
•Worldwide economic, geopolitical and business conditions and risks associated with doing business on a global basis, including risks associated with uncertain trade environments and changes to the U.S. administration;
•The effects of a public health crisis or other unexpected event;
•The inability to recognize, or delays in obtaining, anticipated benefits of the acquisition of Supreme, including synergies, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain key employees;
•The impact of our current and any additional future debt obligations on our business, current and future operations, profitability and our ability to meet other obligations;
•Business disruption following the acquisition of Supreme;
•Diversion of management time on acquisition-related issues;
•The reaction of customers and other persons to the acquisition of Supreme; and
•Other statements contained in this Press Release regarding items that are not historical facts or that involve predictions.

Investor Relations:
Investorrelations@masterbrand.com

Media Contact:
Media@masterbrand.com

Source: MasterBrand, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	(Unaudited)
	13 Weeks Ended	14 Weeks Ended	52 Weeks Ended	53 Weeks Ended
(U.S. Dollars presented in millions, except per share amounts)	December 29, 2024	December 31, 2023	December 29, 2024	December 31, 2023
NET SALES	$667.7	$677.1	$2,700.4	$2,726.2
Cost of products sold	464.4	454.0	1,823.4	1,824.8
GROSS PROFIT	203.3	223.1	877.0	901.4
Gross Profit Margin	30.4%	32.9%	32.5%	33.1%
Selling, general and administrative expenses	152.3	152.4	603.1	569.7
Amortization of intangible assets	6.5	3.7	20.2	15.3
Restructuring charges	7.0	6.0	18.0	10.1
OPERATING INCOME	37.5	61.0	235.7	306.3
Interest expense	19.3	15.3	74.0	65.2
Gain on sale of asset	(4.3)	—	(4.3)	—
Other expense (income), net	2.7	2.5	(2.3)	2.4
INCOME BEFORE TAXES	19.8	43.2	168.3	238.7
Income tax expense	5.8	7.1	42.4	56.7
NET INCOME	$14.0	$36.1	$125.9	$182.0
Average Number of Shares of Common Stock Outstanding
Basic	127.2	126.8	127.1	127.8
Diluted	131.2	129.9	130.9	129.9
Earnings Per Common Share
Basic	$0.11	$0.28	$0.99	$1.42
Diluted	$0.11	$0.28	$0.96	$1.40

SUPPLEMENTAL INFORMATION - Quarter-to-date
(Unaudited)

	13 Weeks Ended	14 Weeks Ended
	December 29,	December 31,
(U.S. Dollars presented in millions, except per share amounts and percentages)	2024	2023
1. Reconciliation of Net Income to EBITDA to ADJUSTED EBITDA
Net income (GAAP)	$14.0	$36.1
Interest expense	19.3	15.3
Income tax expense	5.8	7.1
Depreciation expense	17.6	14.1
Amortization expense	6.5	3.7
EBITDA (Non-GAAP Measure)	$63.2	$76.3
[1] Acquisition-related costs	6.0	—
[3] Restructuring charges	7.0	6.0
[4] Restructuring-related charges	—	0.5
[6] Gain on sale of asset	(4.3)	—
[7] Recognition of actuarial losses and settlement charges	2.7	2.9
[9] Separation costs	—	0.1
Adjusted EBITDA (Non-GAAP Measure)	$74.6	$85.8

2. Reconciliation of Net Income to Adjusted Net Income
Net Income (GAAP)	$14.0	$36.1
[1] Acquisition-related costs	6.0	—
[2] Amortization expense	6.5	3.7
[3] Restructuring charges	7.0	6.0
[4] Restructuring-related charges	—	0.5
[6] Gain on sale of asset	(4.3)	—
[7] Recognition of actuarial losses and settlement charges	2.7	2.9
[9] Separation costs	—	0.1
[10] Income tax impact of adjustments	(4.5)	(3.3)
Adjusted Net Income (Non-GAAP Measure)	$27.4	$46.0

3. Earnings per Share Summary
Diluted EPS (GAAP)	$0.11	$0.28
Impact of adjustments	$0.10	$0.07
Adjusted Diluted EPS (Non-GAAP Measure)	$0.21	$0.35

Weighted average diluted shares outstanding	131.2	129.9

4. Profit Margins
Net Sales (GAAP)	$667.7	$677.1
Net Income Margin percentage (GAAP)	2.1%	5.3%
Adjusted Net Income Margin percentage (Non-GAAP Measure)	4.1%	6.8%
Adjusted EBITDA Margin percentage (Non-GAAP Measure)	11.2%	12.7%

SUPPLEMENTAL INFORMATION - Year-to-date
(Unaudited)

	52 Weeks Ended	53 Weeks Ended
	December 29,	December 31,
(U.S. Dollars presented in millions, except per share amounts and percentages)	2024	2023
1. Reconciliation of Net Income to EBITDA to Adjusted EBITDA
Net income (GAAP)	$125.9	$182.0
Interest expense	74.0	65.2
Income tax expense	42.4	56.7
Depreciation expense	57.1	49.0
Amortization expense	20.2	15.3
EBITDA (Non-GAAP Measure)	$319.6	$368.2
[1] Acquisition-related costs	25.4	—
[3] Restructuring charges	18.0	10.1
[4] Restructuring-related adjustments	—	(0.2)
[6] Gain on sale of asset	(4.3)	—
[7] Recognition of actuarial losses and settlement charges	2.7	2.9
[8] Purchase accounting cost of products sold	2.2	—
[9] Separation costs	—	2.4
Adjusted EBITDA (Non-GAAP Measure)	$363.6	$383.4

2. Reconciliation of Net Income to Adjusted Net Income
Net Income (GAAP)	$125.9	$182.0
[1] Acquisition-related costs	25.4	—
[2] Amortization expense	20.2	15.3
[3] Restructuring charges	18.0	10.1
[4] Restructuring-related adjustments	—	(0.2)
[5] Non-recurring components of interest expense	6.5	—
[6] Gain on sale of asset	(4.3)	—
[7] Recognition of actuarial losses and settlement charges	2.7	2.9
[8] Purchase accounting cost of products sold	2.2	—
[9] Separation costs	—	2.4
[10] Income tax impact of adjustments	(17.7)	(7.6)
Adjusted Net Income (Non-GAAP Measure)	$178.9	$204.9

3. Earnings per Share Summary
Diluted EPS (GAAP)	$0.96	$1.40
Impact of adjustments	$0.41	$0.18
Adjusted Diluted EPS (Non-GAAP Measure)	$1.37	$1.58

Weighted average diluted shares outstanding	130.9	129.9

4. Profit Margins
Net Sales (GAAP)	$2,700.4	$2,726.2
Net Income Margin % (GAAP)	4.7%	6.7%
Adjusted Net Income Margin % (Non-GAAP Measure)	6.6%	7.5%
Adjusted EBITDA Margin % (Non-GAAP Measure)	13.5%	14.1%

TICK LEGEND:

[1] Acquisition-related costs are transaction and integration costs, including legal, accounting and other professional fees, severance, stock-based compensation, and other integration related costs. These charges are primarily recorded within selling, general and administrative expenses within the Condensed Consolidated Statements of Income. Acquisition-related costs are significantly impacted by the timing and complexity of the underlying acquisition related activities and are not indicative of the Company’s ongoing operating performance. The acquisition-related costs in fiscal 2024 are associated with the acquisition of Supreme Cabinetry Brands, Inc., which was announced in the second quarter of fiscal 2024 and closed early in the third quarter of fiscal 2024, and are comprised primarily of professional fees.

[2] Beginning in the second quarter of fiscal 2024 reporting, management began adding back amortization of intangible assets in calculating adjusted net income and adjusted diluted EPS for all periods presented. Non-cash amortization expenses are not indicative of the Company’s ongoing operations. Prior period information has been recast to reflect the updated presentation.

[3] Restructuring charges are nonrecurring costs incurred to implement significant cost reduction initiatives and may consist of workforce reduction costs, facility closure costs, cessation of operations, and other costs to maintain certain facilities where operations have ceased, but which we are still responsible for. The restructuring charges for all periods presented include workforce reduction costs and other costs to maintain facilities that have been closed, but not yet sold. The fiscal 2024 restructuring charges also include an asset impairment charge associated with the decision to exit a leased manufacturing facility.

[4] Restructuring-related charges are expenses directly related to restructuring initiatives that do not represent normal, recurring expenses necessary to operate the business, but cannot be reported as restructuring under GAAP. Such costs may include losses on disposal of inventories from exiting product lines and gains/losses on the sale of facilities closed as a result of restructuring actions. Restructuring-related adjustments are recoveries of previously recorded restructuring-related charges resulting from changes in estimates of accruals recorded in prior periods. The restructuring-related adjustments in fiscal 2023 are recoveries of previously recorded restructuring-related charges resulting from changes in estimates of accruals recorded in prior periods.

[5] Non-recurring components of interest expense are one-time costs associated with the refinancing of debt facilities and usage of temporary debt facilities. The non-recurring components of interest expense were incurred in the second quarter of fiscal 2024 related primarily to non-recurring write-offs of deferred financing costs resulting from the debt restructuring transaction. These charges are classified as interest expense within the Condensed Consolidated Statements of Income and are not indicative of the Company’s ongoing operating performance.

[6] Gain on sale of asset relates to a gain resulting from the sale of facilities and land on December 12, 2024. The location was previously closed in conjunction with the consolidation of our warehouse facilities to enable efficiencies and increase annual savings. This facility sold for a purchase price of $6.6 million, resulting in a $4.3 million gain recognized as a separate component of non-operating income in the Condensed Consolidated Statements of Income.

[7] We exclude the impact of actuarial gains and losses related to our U.S. defined benefit pension plan as they are not deemed indicative of future operations. In addition, during 2024, the Company offered a lump-sum benefit payout option to certain plan participants related to the decision to terminate our defined benefit pension plan, resulting in a $2.9 million non-cash settlement charge.

[8] Purchase accounting cost of products sold relates to the fair market value adjustment required under GAAP for inventory obtained in the acquisition of Supreme Cabinetry Brands, Inc. All inventory obtained was sold in the third quarter of 2024.

[9] Separation costs represent one-time costs incurred directly by MasterBrand related to the separation from Fortune Brands.

[10] In order to calculate Adjusted Net Income, each of the items described in Items [1] - [9] above reflect tax effects based upon an estimated annual effective income tax rate of 25.0 percent, inclusive of recurring permanent differences and the net effect of state income taxes and excluding the impact of discrete income tax items. Discrete items are recorded in the relevant period identified and include, but are not limited to, changes in judgment or estimates of uncertain tax positions related to prior periods, return-to-provision adjustments, the tax effect of relevant stock-based compensation items, and certain changes in valuation allowances for the realizability of deferred tax assets. Management believes this approach assists investors in understanding the income tax provision and the estimated annual effective income tax rate related to ongoing operations.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 29,	December 31,
(U.S. Dollars presented in millions)	2024	2023
ASSETS
Current assets
Cash and cash equivalents	$120.6	$148.7
Accounts receivable, net	191.0	203.0
Inventories	276.4	249.8
Other current assets	62.7	75.7
TOTAL CURRENT ASSETS	650.7	677.2
Property, plant and equipment, net	481.5	356.6
Operating lease right-of-use assets, net	66.4	60.1
Goodwill	1,125.8	925.1
Other intangible assets, net	571.3	335.5
Other assets	34.1	27.2
TOTAL ASSETS	$2,929.8	$2,381.7
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$180.7	$151.4
Current portion of long-term debt	—	17.6
Current operating lease liabilities	19.5	16.1
Other current liabilities	195.2	164.3
TOTAL CURRENT LIABILITIES	395.4	349.4
Long-term debt	1,007.8	690.2
Deferred income taxes	158.7	83.6
Pension and other postretirement plan liabilities	3.2	7.9
Operating lease liabilities	55.0	46.3
Other non-current liabilities	15.0	10.5
TOTAL LIABILITIES	1,635.1	1,187.9
Stockholders' equity	1,294.7	1,193.8
TOTAL EQUITY	1,294.7	1,193.8
TOTAL LIABILITIES AND EQUITY	$2,929.8	$2,381.7

Reconciliation of Net Debt
Current portion of long-term debt	$—	$17.6
Long-term debt	1,007.8	690.2
Less: Cash and cash equivalents	(120.6)	(148.7)
Net Debt	$887.2	$559.1
Adjusted EBITDA (for full fiscal year)	363.6	383.4
Net Debt to Adjusted EBITDA	2.4x	1.5x

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	52 Weeks Ended	53 Weeks Ended
	December 29,	December 31,
(U.S. Dollars presented in millions)	2024	2023
OPERATING ACTIVITIES
Net income	$125.9	$182.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	57.1	49.0
Amortization of intangibles	20.2	15.3
Restructuring charges, net of cash payments	10.5	(9.4)
Write-off and amortization of finance fees	8.9	2.2
Stock-based compensation	21.9	17.8
Recognition of actuarial losses and settlement charges	2.7	2.9
Deferred taxes	4.6	(5.7)
Changes in operating assets and liabilities:
Accounts receivable	21.7	88.1
Inventories	(10.7)	123.6
Other current assets	(5.7)	2.1
Accounts payable	23.8	(69.4)
Accrued expenses and other current liabilities	3.4	17.2
Other items	7.7	(10.1)
NET CASH PROVIDED BY OPERATING ACTIVITIES	292.0	405.6
INVESTING ACTIVITIES
Capital expenditures	(80.9)	(57.3)
Proceeds from the disposition of assets	14.6	0.4
Acquisition of business, net of cash acquired	(514.5)	—
NET CASH USED IN INVESTING ACTIVITIES	(580.8)	(56.9)
FINANCING ACTIVITIES
Issuance of long-term and short-term debt	1,170.0	255.0
Repayments of long-term and short-term debt	(862.5)	(527.5)
Payment of financing fees	(17.8)	—
Repurchase of common stock	(6.5)	(22.0)
Payments of employee taxes withheld from share-based awards	(11.4)	(4.0)
Other items	(2.2)	(1.4)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	269.6	(299.9)
Effect of foreign exchange rate changes on cash, cash equivalents, and restricted cash	(7.9)	(1.2)
NET (DECREASE) INCREASE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	$(27.1)	$47.6
Cash, cash equivalents, and restricted cash at beginning of period	$148.7	$101.1
Cash, cash equivalents, and restricted cash at end of period	$121.6	$148.7

Cash and cash equivalents	$120.6	$148.7
Restricted cash included in other assets	1.0	—
Total cash, cash equivalents and restricted cash	$121.6	$148.7

Reconciliation of Free Cash Flow
Net cash provided by operating activities	$292.0	$405.6
Less: Capital expenditures	(80.9)	(57.3)
Free cash flow	$211.1	$348.3